EXHIBIT 23

Independent Auditors' Consent

The Board of Directors
Rock of Ages Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-45617) on Form S-8 of our reports dated February 20, 2004, with respect to the consolidated balance sheets of Rock of Ages Corporation as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2003, and the related financial statement schedule, which reports appear in the December 31, 2003, annual report on Form 10-K of Rock of Ages Corporation.

/s/ KPMG LLP
KPMG LLP

March 29, 2004
Burlington, Vermont